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EX - 23.1

CONSENT OF ARTHUR ANDERSEN LLP

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated February 2, 2000, with respect to the consolidated financial statements of Deltek Systems, Inc. included in this Form 10-K into the previously filed Registration Statements on Form S-8 File No. 333-30717, Form S-8 File No. 333-29989 and Form S-3 File No. 333-60457

/s/ Arthur Andersen LLP

Vienna, Virginia
March 27, 2000